UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2006

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Senior Management Compensation

On March 7, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of ManTech International Corporation, Inc. (the “Company”) approved 2005 bonus payments to the Company’s executive officers as determined under the terms of the previously disclosed 2005 Incentive Compensation Plan. In addition, the Committee approved discretionary bonuses of $100,000 to Eugene C. Renzi because of the exceptional overall performance of Mr. Renzi’s business units and $50,000 to Jay W. Kelley due to the outstanding performance of some portions of Mr. Kelley’s business unit. Ronald R. Spoehel received a pro rata bonus based on the length of his employment before termination in 2005 and the Company’s performance for the entire year under the terms of the 2005 Incentive Compensation Plan.

On March 7, 2006, the Committee also approved the following actions with regard to the compensation of the Company’s named executive officers:

•	2006 Base Salary Increases. The Committee approved increases to the base salaries of most of our named executive officers, effective as of April 1, 2006. The new base salaries for the named executive officers are as follows: George J. Pedersen, our Chairman and Chief Executive Officer ($1,300,000); Robert A. Coleman, our President and Chief Operating Officer ($660,000); Kevin M. Phillips, our Chief Financial Officer ($330,000); Eugene C. Renzi, our Senior Executive Vice President and President of ManTech’s Defense Systems Group ($680,000); and Kurt Snapper, our Chief Strategy and Technology Officer ($412,000).

•	Adoption of 2006 Incentive Compensation Plan. The Committee adopted the 2006 Incentive Compensation Plan (the “2006 Plan”). Eligible 2006 Plan participants include our CEO, President, CFO, and the presidents of our principal business units, as well as certain other key members of senior management identified by our CEO and our President.

A copy of the 2006 Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K.

•	Annual Incentive Compensation to Be Earned in 2006. The Committee approved individual term sheets relating to the 2006 Plan for each of our named executive officers (each a “2006 Plan Term Sheet”). Each 2006 Plan Term Sheet sets forth for the named executive officer his performance goals, the relative weighting of each goal, a Target Award amount and other factors upon which the calculation of his 2006 incentive compensation, if any, will be based. The Target Award is expressed as a percent of salary, and is based upon achieving 100% of the named executive officer’s performance goals.

For our CEO, President, CFO and Chief Strategy and Technology Officer, performance goals generally include measures of the Company’s financial performance for 2006 (such as operating margin, revenue, accounts receivable days sales outstanding, bookings and corporate cost controls), as well as other individual goals that vary depending on the particular named executive officer.

For our named executive officer who is a subsidiary and division president, performance goals include measures of the 2006 financial performance of the individual business units for which the subsidiary and division president is responsible (such as operating margin, revenue, accounts receivable days sales outstanding and bookings), measures of the Company’s financial performance for 2006, and certain other individual goals.

Copies of the two forms of 2006 Plan Term Sheets (corporate executive and subsidiary and division president, respectively) are attached as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K.

•	2006 Option Grants. The Committee approved grants of nonstatutory stock options to named executive officers and other executive officers. The Committee also adopted a revised form of grant that limits the term of an option to 5 years, rather than the previous 10 years. The number of options granted to the named executive officers are as follows:

George J. Pedersen, Chairman of the Board and Chief Executive Officer	0
Robert A. Coleman, President and Chief Operating Officer	25,000
Kevin M. Phillips, Chief Financial Officer	25,000
Eugene C. Renzi, Sr. Executive VP and Subsidiary President	35,000
Kurt J. Snapper, Chief Strategy and Technology Officer	5,000

A copy of the form of option grant is attached as Exhibit 10.4 to this Current Report on Form 8-K. A copy of the Standard Terms and Conditions applicable to options granted under the Management Incentive Plan is attached as Exhibit 10.5 to this Current Report on Form 8-K.

Supplemental Retirement Plan

On March 7, 2006, the Company restated the ManTech International Corporation Supplemental Executive Retirement Plan (FBO George J. Pedersen). The restatement, effective January 1, 2005, is primarily to comply with Internal Revenue Code Section 409A. A copy of the Plan is attached as Exhibit 10.6 to this Current Report on Form 8-K.

Item 5.02 Election of Directors

On March 7, 2006, the Board of Directors of ManTech International Corporation elected Mr. Robert Coleman to serve on the Company’s Board of Directors. Mr. Coleman serves as the Company’s President and Chief Operating Officer, positions which he has held with the Company since September 2004.

It is not currently expected that Mr. Coleman will serve on any committee of the Board of Directors.

A copy of the March 13, 2006 press release announcing the election of Mr. Coleman is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Exhibit
10.1	ManTech International Corporation 2006 Incentive Compensation Plan

10.2	Form of Term Sheet for 2006 Incentive Compensation Plan – Corporate Executive

10.3	Form of Term Sheet for 2006 Incentive Compensation Plan – Subsidiary and Division President

10.4	Form of Stock Option Grant

10.5	Standard Terms and Conditions for Options Granted under Management Incentive Plan

10.6	ManTech International Corporation Supplemental Executive Retirement Plan (f/b/o George J. Pedersen), Amended and Restated effective January 1, 2005.

99.1	ManTech International Corporation Press Release, dated March 13, 2006, announcing the election of Robert A. Coleman to the ManTech Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: March 13, 2006	By:	/s/ Kevin M. Phillips
Kevin M. Phillips
Chief Financial Officer